UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2009

BEYOND COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52490	98-0512515
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9029 South Pecos
Suite 2800
Henderson, Nevada 89074
(Address of principal executive offices, including zip code)

(702) 463-7000
(Registrant’s telephone number, including area code)

Copies to:

David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement

On June 19, 2009, the average trading volume of the common stock of Beyond Commerce, Inc. (the “Company”) was under $80,000 for the ten prior consecutive trading days, which constituted an “Event of Default” under the Company’s Series 2009 Secured Convertible Original Issue Discount Note Due June 15, 2010, dated June 4, 2009 (the “Note”), made by the Company, in favor of St. George Investments, LLC (the “Holder”). As a result of the Event of Default, the principal amount of the Note, equal to $714,286, plus a penalty of $71,428.60 (equal to 10% of the principal amount), became immediately due and payable. Such unpaid principal and penalty amounts due bear interest at the rate of 1.5% per month. In addition, as a result of the Event of Default, the Note became convertible into shares of the Company’s common stock at the lower of the closing bid price of the stock or the average of the volume weighted average price of the stock, provided, however, the Holder cannot convert the Note into shares of the Company’s common stock to the extent such conversion would cause the Holder’s beneficial ownership of the Company’s common stock to exceed 9.99% of the Company’s issued and outstanding common stock immediately following such conversion.

The Note was secured by an aggregate of 4,020,000 shares of the Company’s common stock pledged by affiliates of the Company, pursuant to stock pledge agreements entered into by the affiliates in favor of the Holder, including 2,020,000 shares pledged by Mark Noffke, the Company’s chief financial officer. Pursuant to the pledge agreement entered into by Mr. Noffke, shares pledged by Mr. Noffke may be transferred to the Holder and sold in full satisfaction of the Company’s obligations under the Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Beyond Commerce, Inc.

By:	/s/ Robert J. McNulty
Robert J. McNulty
Chief Executive Officer

Date: July 6, 2009

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